                                 EXHIBIT 3.1

                           ARTICLES OF INCORPORATION
                                       OF
                        KARTS INTERNATIONAL INCORPORATED


         FIRST.  The name of the corporation is Karts International
Incorporated.

         SECOND. Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

         THIRD. The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Nevada General Corporation Law.

         FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 30,000,000, 20,000,000 of which will be shares of Common Stock, having a par value of $.001 per share, and 10,000,000 of which will be shares of Preferred Stock, having a par value of $.001 per share.

         Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

         FIFTH. No shareholder of the Corporation will, solely by reason of his holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such shareholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

         SIXTH. The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation. The names and addresses of the first members of the Board of Directors are as follows:

         Name                                      Address
         ----                                      -------
         Timothy P. Halter                         4851 LBJ Freeway, Suite 201
                                                   Dallas, Texas  75244

         Glenn A. Little                           211 West Wall Street
                                                   Midland, Texas 79701

         SEVENTH. The Corporation will, to the fullest extent permitted by the Nevada General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons who it has power to indemnify under such statute from and against any and all of the expenses, liabilities or other matters referred to in or covered by such statute. Such indemnification may be provided pursuant to any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and inure to the benefit of the heirs, executors and administrators of such a person.

         EIGHTH. To the fullest extent permitted by the laws of the State of Nevada as the same exist or may hereafter be amended, a director or officer of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer.

         NINTH. The name and address of the incorporator signing the articles of incorporation is as follows:

         Name                              Address
         ----                              -------
         Klara A. Albaral                  4851 LBJ Freeway, Suite 201
                                           Dallas, Texas  75244

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Nevada General Corporation Law, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of February, 1996.


                                                   /s/ KLARA A. ALBARAL
                                                   ----------------------------
                                                   Klara A. Albaral

STATE OF TEXAS        )
                      )
COUNTY OF DALLAS      )

         On this 21st day of February, 1996, before me, a Notary Public, personally appeared Klara A. Albaral, who acknowledged that she executed the above instrument.


                                                      /s/ MICHELLE TITUS
                                                      -------------------------
                                                      Notary Public
(Stamp)

                    CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
                               BY RESIDENT AGENT


The Corporation Trust Company of Nevada hereby accepts the appointment as Resident Agent of the above named corporation.

         The Corporation Trust Company of Nevada.
         Resident Agent


By: /s/ NAME ILLEGIBLE                            Date DATE ILLEGIBLE
   ---------------------------------                  -------------------------
        (Assistant Secretary)